Exhibit 10.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, WHICH OPINION SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER.

INNOVUS PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED

8% CONVERTIBLE DEBENTURE

$1,500,000	San Diego, CA
Dated as of: July 22, 2014

The undersigned, Innovus Pharmaceuticals, Inc., a Nevada corporation ("Issuer"), hereby promises to pay Bassam Damaj, Ph.D. ("Debenture Holder") or his assigns, on the Maturity Date (as hereinafter defined), up to One Million Five Hundred Thousand Dollars ($1,500,000) (as such amount may be adjusted by Section 1.6, the “Maximum Principal Amount”), or so much thereof as shall then equal the outstanding principal amount hereof following one or more advances as provided in Section 1.1(a) (such amount, as modified from time to time as provided herein, the "Principal Amount”), unless this Third Amended and Restated 8% Convertible Debenture ("Debenture") is earlier converted in accordance with Section 1.2 or Section 1.3, and interest shall accrue hereon from January 22, 2013 and be payable as provided herein, unless earlier converted in accordance with Section 1.2 or Section 1.3 hereof or earlier repaid in accordance with Section 1.4 hereof.  This Third Amended and Restated 8% Convertible Debenture amends and restates the Second Amended and Restated 8% Convertible Debenture, dated November 11, 2013 between the Issuer and Debenture Holder.  As of the date of this Debenture, the Principal Amount is One Hundred Seventy-One Thousand, Eight Hundred Seventy-Seven Dollars and Fifty Cents ($171,877.50).

1. Terms of the Debenture.

1.1 Advances; Interest; Interest Rate; Repayment.

(a) From time to time, Issuer may request advances by Debenture Holder up to the Maximum Principal Amount.  Debenture Holder may make such advance(s) or decline to make such advance(s) in his sole and absolute discretion.

(b) Notwithstanding Section 1.1(a) above, if Issuer will have insufficient liquidity to meet any material payment obligations arising in the ordinary course of business (“Obligations”) as they come due, then Issuer will request an advance under this Debenture in the amount of such shortfall, and, unless the maximum Principal Amount is outstanding, Debenture Holder must make the advance so requested.  The commitments in this Section 1.1(b) shall automatically terminate on the earlier to occur (the “Release Date”) of (i) the consummation of one or more transactions pursuant to which Issuer raises through the sale of additional equity capital or debt net proceeds at least equal to $4,000,000 or (ii) July 1, 2016.

(c) The Principal Amount shall bear interest at the rate of eight (8%) percent (the "Interest Rate") per annum based on a 365-day year.  Interest shall be payable on the Maturity Date.

(d) The Convertible Amount shall be either (a) if a PIPE Financing (as hereinafter defined) occurs before July 1, 2016, automatically converted into securities of the Issuer at the price of such PIPE Financing on the date of closing of the PIPE Financing, subject to any other rights described in Section 1.2 or (b) if the PIPE financing does not occur by July 1, 2016, then automatically converted into the common stock (“Common Stock”) of the Issuer at eighty percent (80%) of the closing price of the Issuer’s common stock on the date of signing of this Second Amended and Restate 8% Convertible Debenture, subject to any other rights described in Section 1.3 (such earlier date being the “Maturity Date”).  “PIPE Financing” shall mean the private placement of equity, equity equivalent, convertible debt or debt financing in which Issuer receives gross proceeds, in one or more transactions, of at least Four Million Dollars ($4,000,000).

(e) The Principal Amount and interest thereon may be prepaid in whole or in part by Issuer at any time in cash.

(f) All monetary payments to be made by Issuer hereunder shall be made in lawful money of the United States by check or wire transfer of immediately available funds.

(g) If all or a portion of the principal amount of this Debenture or any interest payable thereon shall not be repaid when due, whether on the Maturity Date, by acceleration or otherwise, such overdue amounts shall bear interest at a rate per annum that is five percent (5%) above the Interest Rate (i.e., 13%), from the date of such non-payment until such amount is paid in full (as well after as before judgment), subject to the provisions of Section 4.1 below.

1.2 Automatic Conversion Upon PIPE Financing.  Upon the PIPE Financing, the Convertible Amount, as defined below, shall be converted automatically into securities to be issued by Issuer in the PIPE Financing at the same terms as the investors in the PIPE Financing (the "PIPE Securities").  The “Convertible Amount” means up to a maximum amount of One Million Dollars of the Principal Amount plus eight percent (8%) per annum simple interest, based on a 365-day year, with such interest accruing for the period commencing on January 22, 2013 and ending on the date of conversion.  No fractional PIPE Securities shall be issued upon conversion.  In lieu of any fractional PIPE Securities to which the Debenture Holder would otherwise be entitled, Issuer shall pay cash in an amount equal to such amount of Debenture not converted.

1.3 Automatic Conversion on July 1, 2016.  If the PIPE Financing described in Section 1.2 above does not occur prior to July 1, 2016, then on that date, the Convertible Amount shall be converted automatically into Common Stock of the Issuer at the Conversion Price, as defined below.  The “Conversion Price” means an amount equal to the closing price of the Issuer’s Common Stock trading on either the OTC Bulletin Board or on any other exchange on the date of signing of this Second Amended and Restated 8% Convertible Debenture, multiplied by 80%.  No fractional Common Stock shall be issued upon conversion. In lieu of any fractional Common Stock to which the Debenture Holder would otherwise be entitled, Issuer shall pay cash in an amount equal to such amount of Debenture not converted.

1.4 Conversion Procedures.  Upon conversion of this Debenture as provided in Section 1.2 hereof, the Debenture Holder shall surrender this Debenture, appropriately endorsed, to Issuer at Issuer's principal office, accompanied by written notice to Issuer setting forth the name or names (with address(es)) in which the PIPE Securities issuable upon such conversion shall be issued and registered on the books of Issuer.  This Debenture shall be marked cancelled on the books of Issuer as of the date of the PIPE Financing, whether or not surrendered.

1.5 Non-Convertible Principal Amount.  Upon either of the Automatic Conversions described in Section 1.2 and 1.3 above, the remaining Principal Amount plus interest eight percent (8%) per annum simple interest, based on a 365-day year, with such interest accruing for the period commencing on January 22, 2013 and ending on the date of conversion (the “Non-Convertible Principal Amount”), shall be repaid by Issuer to the Debenture Holder in cash.

1.6 Other Assurances.  Issuer shall not, by amendment of its Articles of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Issuer, but shall at all times in good faith assist in the carrying out of all the provisions of this Debenture and in taking of all such actions as may be necessary or appropriate in order to protect the rights of the Debenture Holder herein against impairment.

1.7 Payments under Employment Agreement.  If before the Release Date any cash salary, bonus or severance payments are actually paid to Debenture Holder under his Employment Agreement with the Issuer dated January 22, 2013, the gross amount of such payment(s) (before any tax withholding or deductions) shall be added to the Maximum Principal Amount.

2. Events of Default.  If any of the following events (each, an "Event of Default") shall occur and be continuing:

(i) Issuer shall fail to pay any amount payable under this Debenture, including but limited to installments of interest and/or principal, within three (3) business days after such payment becomes due (at the Maturity Date, an Interest Payment Date or other date) in accordance with the terms hereof;

(ii) Issuer shall fail to pay when due (following the expiration of applicable notice and cure periods), whether upon acceleration, prepayment obligation or otherwise, any indebtedness for money due, individually or in the aggregate, involving an amount in excess of $50,000;

(iii) Any representation, warranty, covenant or agreement made by Issuer that this Debenture was incorrect in any material respect on or as of the date made;

(iv) Issuer shall default, in any material respect, in the observance or performance of any other agreement contained in this Debenture or any other agreement or instrument contemplated by this Debenture, and such default shall continue remedied for a period of fifteen (15) days after written notice to Issuer of such default;

(v) (a) Issuer shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment or a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Issuer shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Issuer any case, proceeding or other action of a nature referred to in clause (a) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (c) there shall be commenced against Issuer any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (d) Issuer shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (a), (b) or (c) above; or (e) Issuer shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due then, and in any such event, (x) if such event is an Event of Default specified in subsection (v) above of this Section 2, automatically this Debenture (with all accrued and unpaid interest thereon) and all other amounts owing under this Debenture shall immediately become due and payable, and (y) if such event is any other Event of Default, the Debenture Holder may, by written notice to Issuer, declare this Debenture (with all accrued and unpaid interest thereon) and all other amounts owing under this Debenture to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 2, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Issuer.

3. Reservation of Stock.

3.1 Reservation of Common Stock.  The Issuer covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debenture, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of the Debenture.  The Issuer covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

4. Miscellaneous.

4.1 Interest Rate.  Any interest payable hereunder that is in excess of the maximum interest rate permitted under applicable law shall be reduced to the maximum interest rate permitted under such applicable law.

4.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, when telexed, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer:

Innovus Pharmaceuticals, Inc.
9171 Towne Center Drive, Suite 440
San Diego, CA 92122

Attn: Chief Financial Officer

Facsimile: 858-249-7871

With a copy (which copy shall not constitute notice) to:

Innovus Pharmaceuticals, Inc.
9171 Towne Center Drive, Suite 440
San Diego, CA 92122
Attn:  Legal Department
Facsimile: (858) 249-7872

If to Debenture Holder at its address as furnished to Issuer.

4.3 Further Indebtedness.  No indebtedness of the Issuer is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.  Without the Debenture Holder's consent, the Issuer will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior or paripassu in any respect to the obligations of the Issuer under this Debenture.

4.4 Entire Agreement; Exercise of Rights.

(a) This Debenture embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.  No amendment of any provision of this Debenture shall be effective unless it is in writing and signed by each of the parties; and no waiver of any provision of this Debenture, nor consent to any departure by either party from it, shall be effective unless it is in writing and signed by the affected party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of a party to exercise, and no delay in exercising, any right under this Debenture, or any agreement contemplated hereby, shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Debenture, or any agreement contemplated hereby, preclude any other or further exercise thereof or the exercise of any other right.

4.5 Governing Law.  This Debenture shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regards to its conflicts of law provisions.

4.6 Transferability.  This Debenture shall not be transferable in any manner without the express written consent of Issuer, which consent may not be unreasonably withheld.

IN WITNESS WHEREOF, the parties hereto have executed this Debenture on the date first above written.

INNOVUS PHARMACEUTICALS, INC.

By:
Name: Henry Esber, Ph.D.
Title: Chairman of the Board

DEBENTURE HOLDER
By:
Bassam Damaj, Ph.D.